Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

of

SERIES B PREFERRED STOCK

of

FLO CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

FLO Corporation, a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), its Board of Directors (the “Board of Directors”) has adopted the following resolution creating a series of its Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock:

RESOLVED, that a series of authorized Preferred Stock, par value $0.001 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualification, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. Five Thousand (5,000) shares of Preferred Stock are designated as Series B Preferred Stock (“Series B Preferred”). Except as otherwise provided in this Certificate, all shares of Series B Preferred shall be identical and shall entitle the holders thereof to the same rights and privileges. The relative rights, preferences, privileges and restrictions granted to or imposed upon Series B Preferred and the holders thereof are as follows:

Section 2. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred shall be entitled to receive, with priority over holders of Junior Stock, the Original Series B Issue Price (as defined below) per share plus any accrued and unpaid dividends on each share of Series B Preferred. The balance of any assets or surplus funds shall be distributed to holders of Junior Stock (as defined below). No full preferential payment on account of any liquidation, dissolution or winding-up of the Corporation shall be made to the holders of any class of Parity Stock (as defined below) unless there shall likewise be paid at the same time to the holders of the Series B Preferred the full amounts to which such holders are entitled with respect to such distribution. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding Series B Preferred and outstanding shares of Parity Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the full respective preferential payments that would be payable on such shares of Series B Preferred and such shares of Parity Stock if all amounts payable thereon were payable in full. “Junior Stock” means the common stock of the Corporation (the “Common Stock”) and each other class or series of equity security of the Corporation currently existing, but any such class or series of security issued and established after the date of this Certificate of Designations that expressly provides that such class or series will rank on parity with (the “Parity Stock”) or senior to the Series B Preferred as to dividend rights and rights on liquidation, winding up and dissolution.

(b) If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the value of the assets to be distributed to the holders of Preferred Stock shall be determined in good faith by the Board of Directors. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

(1) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 10 Trading Day period ending three business days prior to the distribution; “Trading Day” as used herein shall mean (i) a day on which there is trading on principal market or exchange on which the Common Stock is then listed or quoted, or (ii) if the Common Stock is not so listed or quoted, a day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to not open or remain closed.

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 10 Trading Day period ending three business days prior to the distribution; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

Section 3. Voting Rights. Each holder of Series B Preferred shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the total number of shares of Common Stock into which such holder’s shares of Series B Preferred are then convertible, at the record date for the determination of shareholders entitled to vote on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed. Fractional votes will not be permitted, but will be rounded up or down to the nearest whole number with one-half being rounded up based on the aggregate number of shares of Series B Preferred held. Except as otherwise expressly provided in the Corporation’s Certificate of Incorporation or by the DGCL, the holders of shares of Series B Preferred and Common Stock shall vote together as a single class on all matters.

Section 4. Conversion.

(a) Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $9,000 (the “Original Series B Issue Price”) by the Series B Conversion Price at the time in effect for such share (the “Series B Conversion Rate”). The Series B Conversion Price (as defined below) shall, as of April 3, 2008 (the “Original Issue Date”), be $1.00 per share of Common Stock (the “Series B Conversion Price”); provided, however, that the Series B Conversion Price shall be subject to adjustment as provided below.

(b) Automatic Convertibility/Conversion. Each share of Series B Preferred shall automatically become convertible, at the discretion of the Corporation, into shares of Common Stock at the then effective Series B Conversion Rate upon the date that is no earlier than October 3, 2008 and on which the Common Stock has had a minimum closing bid price (as reported or quoted on any market or exchange on which the Common Stock is listed or quoted for trading on the date in question) of at least $3.00 per share (as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a “Recapitalization Event”)) for 20 consecutive Trading Days.

(c) Mechanics of Conversion. Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for Series B Preferred and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of a conversion, the outstanding shares of Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion or conversion at the discretion of the Corporation unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or, in the case of a lost certificate, after delivery of such agreement and indemnification, issue and deliver at such office to such holder of Series B Preferred or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering Series B Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series B Preferred shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

In the event some but not all of the shares of Series B Preferred represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the shares of Series B Preferred that were not converted.

(d) Conversion Price Adjustments of Series B Preferred.

(1) In the event the Corporation, at any time after the Original Issue Date, shall issue any Additional Stock (as defined below) (including Additional Stock deemed to be issued pursuant to Section 4(d)(5)) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then, and in such event:

(i) subject to Section 4(d)(1)(ii), such Series B Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share for which such Additional Stock was issued; or

(ii) notwithstanding Section 4(d)(1)(i), in the event the Corporation has, after the Original Issue Date and before such issuance of Additional Stock, completed an equity or equity-linked financing with gross proceeds in an amount of at least $10 million at a price of at least $1.00 per share, then such Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase at such Series B Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on an outstanding and fully-diluted basis, as if all shares of Series B Preferred had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any Additional Stock issuable with respect to shares of Series B Preferred or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Series B Conversion Price resulting from the issuance of Additional Stock causing such adjustment.

(2) No adjustment of the Series B Conversion Price shall be made in an amount less than $0.01 per share. Except as provided in Sections 4(d)(5)(iii), 4(d)(5)(iv) and 4(d)(7) below, no adjustment of the Series B Conversion Price shall have the effect of increasing the Series B Conversion Price above the Series B Conversion Price in effect immediately prior to such adjustment.

(3) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with its issuance and sale.

(4) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be its fair value as determined by the Board of Directors irrespective of any accounting treatment.

(5) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

(i) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(3) and 4(d)(4) above) received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, but no further adjustment to the Series B Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms;

(ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(3) and 4(d)(4) above), but no further adjustment to the Series B Conversion Price shall be made for the actual issuance of Common Stock upon the conversion or exchange of such securities in accordance with their terms;

(iii) if such options, rights or convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Series B Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

(iv) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series B Conversion Price shall promptly be readjusted to such Series B Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; and

(v) if any such options or rights shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.

(6) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(5)) by the Corporation after the Original Issue Date, other than:

(i) Common Stock issued pursuant to a transaction described in Section 4(d)(7);

(ii) Common Stock issued, or issuable pursuant to the exercise of convertible securities issues, pursuant to a stock option plan, stock purchase plan, or other equity incentive plan or agreement (an “Employee Stock Plan”) approved by the Board of Directors;

(iii) Capital stock issued in connection with bona fide acquisition transactions approved by the Board of Directors;

(iv) Capital stock issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors;

(v) Common Stock issued pursuant to the Corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act with aggregate proceeds to the Corporation of not less than $10,000,000 (before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting);

(vi) Capital stock issued or issuable upon the exercise or conversion or otherwise in satisfaction of commitments, warrants, options, convertible securities or other agreements to issue Capital stock;

(vii) Capital stock issued in connection with strategic collaborations, development agreements or licensing transactions approved by the Board of Directors;

(viii) Securities issuable in respect of any shares, options, warrants, or convertible securities as a result of the application of similar antidilution provisions contained therein;

(ix) The issuance of any securities to any placement agent in connection with any offering or financing of the Corporation;

(x) This issuance of any evidence of indebtedness convertible into Common Stock issued in lieu of cash interest payments to holders of the Corporation’s securities entitled to interest payments;

(xi) Securities issued by way of dividend or other distribution on shares excluded from the definition of Additional Stock by this Section 4(d)(6); and

(xii) Such additional securities that are designated in writing as excluded from the definition of Additional Stock by the holders of a majority of Series B Preferred.

(7) Upon the happening of an Extraordinary Common Stock Event (as defined below) after the Original Issue Date, the Series B Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Conversion Price. The Series B Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of each subsequent Extraordinary Common Stock Event. “Extraordinary Common Stock Event” shall mean (A) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the Corporation, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(8) On April 3, 2009 (the “Reset Date”), if the VWAP (as defined below) for the twenty (20) Trading Days preceding the Reset Date (the “20-Day VWAP Reset Price”) is less than the then applicable Series B Conversion Price, then the Series B Conversion Price shall, as of the Reset Date, be reduced to an amount equal to the greater of (a) the 20-Day VWAP Reset Price or (b) $0.50. “VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

(e) Ownership Cap and Certain Conversion Restrictions.

(1) Notwithstanding anything to the contrary set forth in this Section 4, but subject to Section 4(e)(3) hereof, at no time may a holder of Series B Preferred convert all or a portion of its shares of Series B Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock beneficially owned (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) by such holder at such time, the number of shares of Common Stock which would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.9% of all of the Common Stock outstanding at such time; provided, however, that upon such holder providing the Corporation with sixty-one (61) days notice (pursuant to Section 10 hereof) (the “Waiver Notice”) that such holder would like to waive this Section 4(e)(1) with regard to any or all shares of Common Stock issuable upon conversion of its shares of Series B Preferred, this Section 4(e)(1) will be of no force or effect with regard to all or a portion of the shares referenced in the Waiver Notice.

(2) Notwithstanding anything to the contrary set forth in this Section 4, but subject to Section 4(e)(3) hereof, at no time may a holder of shares of Series B Preferred convert all or a portion of its shares of Series B Preferred if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock outstanding at such time.

(3) In the event a holder of shares of Series B Preferred is unable to fully convert its shares of Series B Preferred in connection with an optional conversion pursuant to Section 4(a) hereof due to the restrictions set forth in this Section 4(e), such holder may elect to receive, in lieu of shares of Common Stock, Series C Convertible Preferred Stock of the Corporation convertible into the number of shares of Common Stock that would have been delivered to such holder but for the limitations set forth in this Section 4(e). The foregoing sentence shall not preclude the Holder from providing a Waiver Notice. In the event a holder is unable to fully convert its shares of Series B Preferred in connection with an automatic conversion pursuant to Section 4(b) hereof, such holder shall receive, in lieu of shares of Common Stock, Series C Convertible Preferred Stock of the Corporation convertible into the number of shares of Common Stock that would have been delivered to such holder but for the limitations set forth in this Section 4(e). “Series C Convertible Preferred Stock” means a series of preferred stock of the Corporation with terms such that a holder thereof shall not be deemed a beneficial owner (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) of the Common Stock issuable upon conversion thereof, and otherwise with terms similar to the Common Stock. Any determinations as to whether a holder is unable to fully convert its shares of Series B Preferred as a result of the provisions of this Section 4(e) shall be in the sole discretion of such holder; provided, however, that in the absence of a written notice of such a determination delivered by such holder to the Corporation prior to any event requiring such a determination, the Corporation may make such determination its sole discretion and shall have no liability to such holder for any errors in such determination.

Section 5. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4, then, in each such case for the purpose of this Section 5, the holders of Series B Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

Section 6. Recapitalizations. If the Common Stock issuable upon the conversion of Series B Preferred shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Certificate of Designations or a merger, consolidation, share exchange or reorganization), then and in each such event each share of Series B Preferred shall be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the number of shares of Common Stock into which such share of Series B Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

Section 7. No Fractional Shares; Certificates as to Adjustment.

(a) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred. If any fraction of a share of Common Stock would, except for the provisions of this Section, be issuable on the conversion of shares of Series B Preferred, the Company will (i) round down and issue to the holder only the largest whole number of shares of Common Stock to which the holder is otherwise entitled if the fraction of a share otherwise issuable is less than one-half, or (ii) round up and issue to the holder one additional share of Common Stock in addition to the largest whole number of shares of Common Stock to which the holder is otherwise entitled, if the fraction of a share of Common Stock otherwise issuable is equal to or greater than one-half. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Preferred being converted at any one time by any holder, not upon each share of Series B Preferred being converted.

(b) In each case of an adjustment or readjustment of the Series B Conversion Price, the Corporation at its expense will furnish each holder of Series B Preferred with a certificate showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

Section 8. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred, or provide by a form of electronic transmission consented to by any such holder, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Section 9. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 10. Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series B Preferred shall be deemed effectively given: (a) if delivered by hand, upon delivery; (b) if by facsimile machine during normal business hours, upon transmission with confirmation of receipt by the receiving party’s facsimile terminal and if not sent during normal business hours, then on the next business day; (c) if sent by documented overnight delivery service, on the date following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing; or (d) if mailed via first-class regular mail, forty-eight (48) hours after mailing to the address on record for such holder.

Section 11. Amendment. The Corporation may, after first obtaining the written consent, authorization or waiver of the holders of not less than a majority of the outstanding shares of Series B Preferred, which consent, authorization or waiver may be obtained without the necessity of formal shareholder action or of notice to the holders of any shares of capital stock not expressly empowered with such right to consent, authorize or waive:

(a) alter or change the rights, preferences or privileges of the shares of Series B Preferred; or

(b) increase the number of authorized shares of Series B Preferred.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Preferred Stock to be duly executed this 3rd day of April, 2008.

FLO CORPORATION

By:	/s/ Glenn L. Argenbright
Name: Glenn L. Argenbright
Title: CEO